                                  SCHEDULE 14A
                                 (RULE 14a-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT


                            SCHEDULE 14A INFORMATION
           PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO. ___)


Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]


Check the appropriate box:

[ ] Preliminary Proxy Statement                [ ] Confidential, for Use of the
[X] Definitive Proxy Statement                     Commission Only (as permitted
[ ] Definitive Additional Materials                by Rule 14a-6(e)(2))
[ ] Soliciting Material under Rule 14a-12

                                TECHNITROL, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]     No fee required.

[ ]     Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

        1. Title of each class of securities to which transaction applies:

                 ---------------------------------------------------------------

        2.       Aggregate number of securities to which transaction applies:

                 ---------------------------------------------------------------

        3. Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

                 ---------------------------------------------------------------

        4.       Proposed maximum aggregate value of transaction:

                 ---------------------------------------------------------------

        5.       Total fee paid:

                 ---------------------------------------------------------------

[ ]     Fee paid previously with preliminary materials:
                                                        ------------------------

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

        1.       Amount Previously Paid:

                 ---------------------------------------------------------------

        2.       Form, Schedule or Registration Statement No.:

                 ---------------------------------------------------------------

        3.       Filing Party:

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        4.       Date Filed:

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

                                      LOGO

                             ---------------------

                     NOTICE OF ANNUAL SHAREHOLDERS MEETING

                                  MAY 22, 2002
                             ---------------------

     Our annual shareholders meeting will be on Wednesday, May 22, 2002, at 5:00 P.M. in the Lincoln Hall of The Union League of Philadelphia. The Union League is located at 140 South Broad Street, Philadelphia, Pennsylvania. The agenda is to:

          1) Elect two directors for a three-year term;

          2) Select KPMG LLP as independent public accountants for 2002; and

          3) Transact any other business brought before the meeting.

     If you were a shareholder on March 1, 2002, you may vote at the meeting.

                                          By order of the board of directors,

                                          [DREW A. MOYER SIGNATURE]
                                          Drew A. Moyer
                                          Corporate Secretary

Trevose, Pennsylvania
March 27, 2002

                     PLEASE VOTE -- YOUR VOTE IS IMPORTANT.
 Please return the enclosed proxy as soon as possible in the envelope provided.

                                      LOGO

                             ---------------------

                             1210 NORTHBROOK DRIVE
                                   SUITE 385
                               TREVOSE, PA 19053
                                  215-355-2900

                             ---------------------

                                PROXY STATEMENT
                          ANNUAL SHAREHOLDERS MEETING
                            WEDNESDAY, MAY 22, 2002
                             ---------------------

                                  INTRODUCTION

                             ---------------------

     THIS PROXY STATEMENT IS DISTRIBUTED ON BEHALF OF OUR BOARD OF
DIRECTORS. We are sending it to you to solicit proxies for voting at our 2002 annual meeting. The meeting will be held in the Lincoln Hall of The Union League of Philadelphia, 140 South Broad Street, Philadelphia, Pennsylvania. The meeting is scheduled for Wednesday, May 22, 2002, at 5:00 P.M. If necessary, the meeting may be continued at a later time. This proxy statement, the proxy card and a copy of our annual report have been mailed by March 27, 2002 to our shareholders of record as of March 1, 2002. Our annual report includes our financial statements for 2001 and 2000.

     The following section includes answers to questions that are frequently asked about the voting process.

     Q:  HOW MANY VOTES CAN I CAST?

     A: Holders of common stock as of March 1, 2002 are entitled to one vote per share on all items at the annual meeting except in the election of directors, which is by cumulative voting.

     Q:  WHAT IS CUMULATIVE VOTING?

     A: For the election of directors, cumulative voting means that you can multiply the number of votes to which you are entitled by the total number of directors to be elected. You may then cast the whole number of votes among one or more candidates in any proportion. If you want to vote in person and use cumulative voting for electing directors, you must notify the chairman of the annual meeting before voting.

     Q:  HOW DO I VOTE?

     A: There are two methods. You may attend the meeting and vote in person, or you may complete and mail the proxy card.

     Q:  WHAT VOTE IS NECESSARY FOR ACTION?

     A: In the election of directors, the candidates receiving the highest number of votes, up to the number of directors to be elected (two), will be elected. Approval of all other matters requires the affirmative vote of a majority of shares represented in person or by proxy at the annual meeting and entitled to vote.

     Q:  HOW WILL THE PROXIES BE VOTED?

     A: Proxies signed and received in time will be voted in accordance with your directions. If no direction is made, the shares will be voted for the election of the two nominated directors and for the selection of KPMG LLP. Unless you indicate otherwise on the proxy card, Drew A. Moyer and James M. Papada, III, the proxies, will be able to vote cumulatively for the election of directors. If you later wish to revoke your proxy, you may do so by notifying our Secretary in writing prior to the vote at the meeting. If you timely revoke your proxy by notifying our Secretary in writing, you can still vote in person at the meeting.

     Q:  WHAT IS A QUORUM?

     A: A majority of the outstanding common shares represents a quorum. A quorum of common shares is necessary to hold a valid meeting. Shares represented in person or by proxy at the annual meeting will be counted for quorum purposes. Abstentions are counted as present for establishing a quorum. Broker non-votes are counted as present for establishing a quorum for all matters to be voted upon.

     Q:  WHAT ARE BROKER NON-VOTES?

     A: Broker non-votes are proxies where the broker or nominee does not have discretionary authority to vote shares on the matter. As a result, abstentions and broker non-votes have no effect on the outcome of the vote for the election of directors. They have the same effect as votes against the approval of all other proposals.

     Q:  HOW MANY SHARES ARE OUTSTANDING?

     A: There are 33,719,912 shares of common stock entitled to vote at the annual meeting. This was the number of shares outstanding on March 1, 2002. There are no other classes of stock outstanding and entitled to vote.

     Q:  WHO PAYS FOR SOLICITING THE PROXIES?

     A: Technitrol will pay the cost of soliciting proxies for the annual meeting, including the cost of preparing, assembling and mailing the notice, proxy card and proxy statement. We may solicit proxies by mail, telephone, facsimile, through brokers and banking institutions, or by our officers and regular employees.

                        DISCUSSION OF MATTERS FOR VOTING

ITEM 1.  ELECTION OF DIRECTORS

     There are three classes of directors on the board of directors. The only difference between each class is when they were elected.

     - J. Barton Harrison, Graham Humes and C. Mark Melliar-Smith are Class I directors whose terms expire in 2002. Messrs. Humes and Melliar-Smith were nominated for election at this meeting. If elected, their terms will expire in 2005. They were recommended to the board by its Governance Committee on January 23, 2002. Mr. Harrison was not nominated for re-election because he has reached the board's mandatory retirement age as established in our by-laws.

     - John E. Burrows, Rajiv L. Gupta and James M. Papada, III, are Class II directors whose terms expire in 2003.

     - Stanley E. Basara, David H. Hofmann and Edward M. Mazze, are Class III directors whose terms expire in 2004.

     Votes on proxy cards will be cast equally for Messrs. Humes and Melliar-Smith, unless you indicate otherwise on the proxy card. However, as noted above, the persons designated as proxies may cumulate their votes. You are permitted to vote cumulatively and may indicate this alternative on the enclosed proxy. Messrs. Humes and Melliar-Smith are current directors and we do not expect that any of them will be unable or unwilling to serve as director. If that occurs, the board may nominate another person in place of any one of them.

     THE BOARD OF DIRECTORS RECOMMENDS THAT YOU ELECT GRAHAM HUMES AND C. MARK MELLIAR-SMITH FOR A TERM OF THREE YEARS.

ITEM 2.  SELECTION OF AUDITORS

     You will be asked to approve KPMG LLP as our independent auditors for 2002. KPMG has told us that it does not have any direct financial interest or any material indirect financial interest in Technitrol or its subsidiaries. KPMG has advised us that during the past three years it has not had any interest in Technitrol or its subsidiaries except as auditors and tax consultants. KPMG also prepared our tax returns. A representative of KPMG will attend the annual meeting to answer your questions. He will have the opportunity to make a statement.

AUDIT AND OTHER FEES PAID TO INDEPENDENT ACCOUNTANT

  AUDIT FEES

     For the fiscal year ended December 28, 2001, the aggregate fees billed by KPMG for professional services rendered for the audit of our annual financial statements and the reviews of the financial statements included in our Quarterly Reports on Form 10-Q filed during the fiscal year ended December 28, 2001 were $844,300.

  FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES

     We did not engage KPMG to provide advice and related services regarding financial information systems design and implementation during the fiscal year ended December 28, 2001.

  ALL OTHER FEES

     For the fiscal year ended December 28, 2001, the aggregate fees incurred by us to KPMG for all other services (other than audit services) were $805,727. These fees include approximately $204,031 principally for audits of employee benefit plans and audits of certain businesses acquired during the year and approximately $601,696 for tax services.

     The audit committee has reviewed the non-audit services currently provided by KPMG and has considered whether the provision of such services is compatible with maintaining the independence of our independent auditors.

     THE BOARD OF DIRECTORS RECOMMENDS THAT YOU APPROVE KPMG LLP AS OUR INDEPENDENT AUDITORS FOR 2002.

ITEM 3.  OTHER BUSINESS

     The board does not know of any other matters to come before the meeting. However, if additional matters are presented to the meeting, Drew A. Moyer and James M. Papada, III will vote using what they consider to be their best judgment.

               PERSONS OWNING MORE THAN FIVE PERCENT OF OUR STOCK

     The following table describes persons we know to have beneficial ownership of more than 5% of our common stock at February 28, 2002. Our knowledge is based on reports filed with the Securities and Exchange Commission by each person listed below. Beneficial ownership refers to shares that are held directly or indirectly by the owner. No other classes of stock are outstanding.

NAME AND ADDRESS OF                                           AMOUNT AND NATURE OF   PERCENT
BENEFICIAL OWNER                                              BENEFICIAL OWNERSHIP   OF CLASS
-------------------                                           --------------------   --------
Virginia Frese Palmer.......................................       2,566,500(1)        7.6%
Palmer Family Trusts                                                Indirect
7147 Sabino Vista Circle
Tucson, AZ 85750
State Street Research & Management Company..................       1,873,200(2)        5.6%
One Financial Center, 30th Floor
Boston, MA 02111-2690

---------------

(1) 1,779,184 of these shares are held in the Palmer Family Trust -- Survivor's Share, 651,300 of these shares are held in the Virginia Frese Palmer Charitable Remainder Unitrust, dated June 20, 2000, and 136,016 of these shares are held in the Palmer Family Trust -- Residuary Trust Share. The co-trustees of these three trusts are Virginia Frese Palmer and J. Barton Harrison. Mrs. Palmer and Mr. Harrison share voting power and investment power. Mrs. Palmer is the widow of Gordon Palmer, Jr., one of the Company's founders. Mr. Harrison is a director who has no pecuniary interest in these shares. He disclaims any beneficial interest in the shares held by the Palmer Family Trust -- Survivor's Share.

(2) Of the aggregate 1,873,200 shares reported as beneficially owned by State Street, it has sole dispositive power over all 1,873,200 shares and sole voting power over 1,862,100 shares. State Street disclaims beneficial ownership of all 1,873,200 shares. The information provided for State Street is based on a Schedule 13G filed by it on February 15, 2002.

                     STOCK OWNED BY DIRECTORS AND OFFICERS

     The following table describes the beneficial ownership of common stock by the five most highly compensated executive officers during 2001, all current and nominee directors, and our directors and executive officers as a group at February 28, 2002.

                                                               AMOUNT AND NATURE
                                                                 OF BENEFICIAL       PERCENT
NAME                                                              OWNERSHIP(1)       OF CLASS
----                                                           -----------------     --------
Stanley E. Basara...........................................          16,796(3)          *
John E. Burrows, Jr. .......................................          12,750(2)          *
Rajiv L. Gupta..............................................           5,670(2)          *
J. Barton Harrison..........................................       2,710,430(4)        8.0%
David H. Hofmann............................................             862(2)          *
Graham Humes................................................         224,415(5)          *
John L. Kowalski............................................          65,351(6)          *
David W. Lacey..............................................          12,255(2)          *
Edward M. Mazze.............................................          11,780(2)          *
C. Mark Melliar-Smith.......................................               0             *
Drew A. Moyer...............................................          18,072(2)          *
James M. Papada, III........................................         103,363(2)          *
Albert Thorp, III...........................................          23,166(2)          *
Directors and executive officers as a group (15 people).....       3,214,965           9.5%

---------------

 *  Less than one percent (1%).

(1) Includes shares with restrictions and forfeiture risks under our restricted stock plans. Owners of restricted stock have the same voting and dividend rights as our other shareholders. They do not have the right to sell or transfer the shares. See Note (2) to the summary compensation table on page 11.

(2) Shares are directly owned by the officer or director.

(3) Consists of 13,976 shares directly owned by Mr. Basara and 2,820 shares owned by Mr. Basara's spouse. Mr. Basara disclaims any beneficial interest in the shares owned by his spouse.

(4) Consists of 143,930 shares directly owned by Mr. Harrison, and 2,566,500 shares held in three trusts. Mr. Harrison disclaims any beneficial interest in the shares owned by the Palmer Family Trust -- Survivor's Share for which he is a co-trustee. See "Persons Owning More than Five Percent of Our Stock" on page 4.

(5) Consists of 156,318 shares directly owned by Mr. Humes, 36,053 shares owned by Mr. Humes' spouse, and 32,044 shares owned by a trust for which Mr. Humes' spouse is co-trustee. Mr. Humes disclaims any beneficial interest in the shares owned by his spouse or those shares owned by a trust for which his spouse is co-trustee.

(6) Consists of 26,972 shares directly owned by Mr. Kowalski and 38,379 shares owned by a trust for which Mr. Kowalski and his spouse are co-trustees.

                        DIRECTORS AND EXECUTIVE OFFICERS

IDENTIFICATION AND BUSINESS EXPERIENCE

     The following table describes each person nominated for election to the board of directors, each director whose term will continue after the annual meeting, and the executive officers. Our executive officers are appointed to their offices annually.

NAME                                         AGE                        POSITION
----                                         ---                        --------
Stanley E. Basara.........................   68    Director
John E. Burrows, Jr. .....................   54    Director
Thomas J. Considine, Jr. .................   48    Treasurer
Rajiv L. Gupta............................   56    Director
David H. Hofmann..........................   64    Director
Graham Humes..............................   69    Director
John L. Kowalski..........................   58    Vice President
David W. Lacey............................   57    Vice President of Human Resources
Edward M. Mazze...........................   61    Director
C. Mark Melliar-Smith.....................   56    Director
Drew A. Moyer.............................   37    Corporate Controller and Secretary
James M. Papada, III......................   53    Chairman of the Board, Chief Executive Officer and
                                                   President
David J. Stakun...........................   46    Vice President of Corporate Communications
Albert Thorp, III.........................   47    Vice President -- Finance and Chief Financial
                                                   Officer

     There are no family relationships between any officers or directors. There are no arrangements or understandings between any officers or directors and another person which would provide for the other person to become an officer or director.

     Stanley E. Basara was the President and Chief Operating Officer of Panasonic Broadcasting Systems, a provider of professional television equipment for television stations, from 1987 through his retirement in February, 1999. Mr. Basara has served as a director of Technitrol since 1993.

     John E. Burrows, Jr. has been the President and Chief Executive Officer of SPI Holding, a global producer of specialty chemicals, since 1995. From 1990 through 1995, he was Vice President-North America of Quaker Chemical, a worldwide manufacturer and distributor of specialty chemicals and a provider of chemical management services for manufacturers. Mr. Burrows has served as a director of Technitrol since 1994.

     Thomas J. Considine, Jr. has served as our Treasurer since November 2000. From April 1998 until November 2000, he was the Treasurer of Vlasic Foods, a packaged food company. From October 1996 until March 1998, he held the position of Assistant Treasurer of Armstrong World Industries, a manufacturer of vinyl floors and ceilings. Prior to that, he held several finance positions at Campbell Soup Company, a packaged food company, from November 1990 until September 1996.

     Rajiv L. Gupta has been Chairman and Chief Executive Officer of Rohm and Haas, a specialty chemical manufacturer, since October 1999. Since joining Rohm and Haas in 1971, he has held various positions of increasing responsibility in finance and strategic planning. He has been a director of Rohm and Haas since December 1998. Mr. Gupta also serves on the boards of the American Chemistry Council, the Vanguard Group and Agere Systems. Mr. Gupta has served as a director of Technitrol since April 1998.

     David H. Hofmann has been the President of The Bryce Company, a privately-held consumer packaging concern, since August 1999. Mr. Hofmann worked as a consultant to the consumer packaging industry from July 1997 through August 1999. From 1989 through July, 1997, he served as President and Chief Executive

Officer of Graphic Packaging, a manufacturer of packaging for consumer goods. From 1980 through 1989, he was President of the Perfecseal(R) Division of Paper Manufacturers, a manufacturer of sterile packaging for disposable medical devices. Mr. Hofmann has served as a Director of Technitrol since 2000.

     Graham Humes was a principal of Compass Capital Partners, a corporate finance advisory group, from 1995 through his retirement in June 1999. He was General Director of CARESBAC-St. Petersburg, a small business venture capital company in St. Petersburg, Russian Federation, from 1993 to 1995. He is a director of Brunschwig & Fils, Baltic Cranberry, Cherry Valley Spring Water and the George M. Leader Family Corporation. Mr. Humes has served as a director of Technitrol since 1987.

     John L. Kowalski has served as our Vice President since 1995. He has also served as President of our subsidiary, Pulse Engineering, since 1995. Mr. Kowalski was President of the Fil-Mag Group, a former subsidiary of Technitrol, from January 1994 through its consolidation into Pulse in 1995, and he was General Manager of our Components Division from 1990 to 1995. Prior to joining us, he held various management positions at Honeywell, General Electric and Varian. Mr. Kowalski is a director of the San Diego World Trade Center.

     David W. Lacey has served as our Vice President of Human Resources since July 1998. Prior to joining us, he was Vice President of Human Resources with The Hay Group, a human resources consulting firm, from 1995 to June 1998, and was Senior Vice President and Deputy Director Human Resources for First Fidelity Bank from 1992 until 1995.

     Dr. Edward M. Mazze is Dean of the College of Business Administration and holder of the Alfred J. Verrecchia-Hasbro Inc. Leadership Chair in Business at the University of Rhode Island. From July 1993 to June 1998, he was Dean of The Belk College of Business Administration, The University of North Carolina at Charlotte. Previously, he held similar positions at Temple University and Seton Hall University. Dr. Mazze is an honorary Trustee of Delaware Valley College of Science and Agriculture and a member of the board of directors of Washington Trust Bancorp and the Barrett Growth Fund. He has served as a director of Technitrol since 1985.

     C. Mark Melliar-Smith has been a Venture Partner with Austin Ventures, a venture capital firm that focuses on telecommunications, semiconductor and software businesses, since January 2002. From January 1997 to December 2001, Mr. Melliar-Smith was President and Chief Executive Officer of International SEMATECH, a research and development consortium in the integrated circuit industry. He was Chief Technical Officer of Lucent Technologies Microelectrics, the forerunner of Agere Systems, from January 1990 through December 1996. Mr. Melliar-Smith joined AT&T in 1970 and held a variety of key engineering and management positions, including Executive Director at Bell Laboratories Photonics and Microelectrics Division. Mr. Melliar-Smith also serves as a director of Power One and Molecular Imprints. He became a director of Technitrol in January 2002.

     Drew A. Moyer has served as our Corporate Controller since 1995 and our Secretary since 1996. Mr. Moyer joined us in 1989 and was our Corporate Accountant and Internal Auditor prior to 1995. Mr. Moyer was previously employed by Ernst & Young LLP and is a Certified Public Accountant.

     James M. Papada, III, has served as our Chairman of the Board since January 1996, and our Chief Executive Officer and President since July 1999. He has been a director of Technitrol since 1983. He was our interim Chief Executive Officer from January 8, 1999 to June 30, 1999. Before joining us, he was a partner in the law firm of Stradley Ronon Stevens & Young from 1987 through June 1999. The firm is our outside counsel. He was President and Chief Operating Officer of Hordis Brothers, a glass fabricator, from 1983 until 1987. Mr. Papada is a director of Para-Chem Southern, a specialty chemicals manufacturer and distributor.

     David J. Stakun has served as our Vice President, Corporate Communications since March 1997. From 1987 until March 1997, Mr. Stakun held various communications positions of increasing responsibility at Bell Atlantic, including Director-Corporate and Financial Communications from 1995 until joining us. Before joining Bell Atlantic, Mr. Stakun held various communications positions at Sears and Peoples Energy.

     Albert Thorp, III has served as our Vice President of Finance and Chief Financial Officer since 1995. He joined us as Corporate Controller in 1989. He held the additional position of Treasurer from May 1995 until March 1997 and from July 2000 to November 2000. Mr. Thorp is a Certified Public Accountant.

COMMITTEES

     Our board of directors has three standing committees. The members of each committee are non-employee directors. The current members are:

AUDIT                    EXECUTIVE COMPENSATION      GOVERNANCE
-----                    ----------------------      ----------
Graham Humes, Chairman   John E. Burrows, Chairman   Stanley E. Basara, Chairman
J. Barton Harrison       Rajiv L. Gupta              Rajiv L. Gupta
Edward M. Mazze          Edward M. Mazze             David H. Hofmann

     The board held ten meetings in 2001, including regularly scheduled and special meetings. No director attended fewer than 75% of the total board meetings and committee meetings of which the director was a member.

     The Board has adopted a written charter for each of the Committees and these charters are summarized below.

 Executive Compensation Committee

     The Executive Compensation Committee:

     - administers the Technitrol 2001 Employee Stock Purchase Plan, 2001 Stock Option Plan and Restricted Stock Plan II;

     - reviews and recommends the broad executive compensation plan and its implementation to the board;

     - reviews the objectives and performance of our Chief Executive Officer;

     - reviews our retirement programs and their investment performance; and

     - undertakes special assignments for the board.

During 2001, the Executive Compensation Committee held four meetings.

 Governance Committee

     The Governance Committee:

     - establishes the criteria for selecting new directors;

     - identifies potential candidates to fill director positions when they are available;

     - evaluates the qualifications of candidates and makes recommendations to the board;

     - recommends a slate of directors for election at the annual meeting;

     - devises criteria for periodically evaluating the effectiveness of the board of directors as a whole and the performance of individual directors;

     - evaluates the performance of our board and individual directors;

     - makes recommendations regarding the size of the board, committee structure and assignments and frequency of regular board meetings; and

     - discusses and makes recommendations to the board on matters related to the governance of Technitrol as they relate to corporate conduct and governance structure.

     The Governance Committee met twice in 2001. The committee will not consider nominees recommended by shareholders. However, you may nominate persons to serve as directors at the annual meeting. The committee, together with the board, is responsible for evaluating board performance. The board conducts a formal evaluation of its performance and goal attainment once a year, typically at a meeting in December devoted to that purpose. The Governance Committee determines the process for this evaluation.

  Audit Committee

     The Audit Committee:

     - Monitors corporate accounting and reporting practices, including compliance with accounting rules and pronouncements;

     - reviews our quarterly and annual reports on Forms 10-Q and 10-K, including Management Discussion & Analysis (MD&A);

     - evaluates the independent audit process;

     - reviews the performance of and recommends appointment of our independent auditing firm;

     - consults with our independent auditor regarding the plan, scope and cost of audit work;

     - reviews our independent auditor's report and management letter with our independent auditor;

     - consults with our independent auditor regarding the adequacy of internal controls;

     - reviews our processes for monitoring compliance with laws and our Statement of Principles;

     - reviews the activities and organizational structure of our internal audit functions, the internal audit reports and the adequacy of our internal audit plan;

     - reviews and assesses the processes relating to the determination and mitigation of risks and the maintenance of an effective control environment, including the adequacy of the total insurance program; and

     - provides an open avenue of communications among the independent auditor, our financial and senior management, our internal audit department and our board of directors.

     The review of the auditor's report and management letter includes discussions regarding accounting practices and principles, adjustments and required disclosures. Management is not always present at discussions that the committee has with the independent auditors. During 2001, the Audit Committee held three meetings. Each of the members of the Audit Committee is independent, as defined in the New York Stock Exchange listing standards.

AUDIT COMMITTEE REPORT

     The Audit Committee of the board of directors has:

          1. Reviewed and discussed the audited financial statements for the fiscal year ended December 28, 2001 with our management;

          2. Discussed with our independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, as the same was in effect on the date of our financial statements;

          3. Received the written disclosures and the letter from our independent auditors required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as the same was in effect on the date of our financial statements; and

          4.  Discussed with our independent auditors their independence.

     Based on the review and discussions referred to in the items above, the Audit Committee recommended to the board of directors that the audited financial statements for the fiscal year ended December 28, 2001 be included in Technitrol's Annual Report on Form 10-K for the fiscal year ended December 28, 2001.

                                          Members of the Audit Committee

                                          Graham Humes, Chairman
                                          J. Barton Harrison
                                          Edward M. Mazze

EXECUTIVE COMPENSATION

     The following table describes the compensation of our Chief Executive Officer and the other four most highly compensated executive officers in 2001 for services in all capacities provided to Technitrol and our subsidiary companies.

                           SUMMARY COMPENSATION TABLE

                                                                      LONG-TERM
                                                                   COMPENSATION --
                                                                   RESTRICTED STOCK           ALL OTHER
                                  ANNUAL COMPENSATION(1)             PLAN AWARDS           COMPENSATION(4)
                             --------------------------------   ----------------------     ---------------
                             FISCAL
NAME AND PRINCIPAL POSITION   YEAR     SALARY        BONUS      SHARES(2)     VALUE(3)
---------------------------  ------   --------     ----------   ---------     --------
James M. Papada, III          2001    $525,300     $        0         0(7)    $      0(7)     $  7,214
  Chief Executive Officer     2000     505,000      1,743,200    30,000(7)     667,500(7)        7,205
  and President               1999     435,000(5)     760,000    43,200(6)     717,448(6)       37,153
----------------------------------------------------------------------------------------------------------
John L. Kowalski              2001     294,015              0     5,000        124,750         148,173
  Vice President              2000     282,800        822,300     1,000         27,843          64,807
                              1999     280,000        497,000     1,800         29,500          89,364
----------------------------------------------------------------------------------------------------------
Albert Thorp, III             2001     205,000              0     4,000         99,800          95,674
  Vice President --           2000     192,910        836,000       850         23,666          32,579
  Finance and Chief           1999     191,000        362,000       770         12,513          36,930
  Financial Officer
----------------------------------------------------------------------------------------------------------
David W. Lacey                2001     178,600              0     2,250         56,138          42,866
  Vice President --           2000     171,700        445,000       850         23,666          22,721
  Human Resources             1999     170,000        252,000       600          9,750          14,887
----------------------------------------------------------------------------------------------------------
Drew A. Moyer                 2001     157,000              0     3,000         74,850          66,950
  Corporate Controller        2000     150,995        532,000       650         18,098          24,019
  and Secretary               1999     149,500        238,000       600          9,750          25,804
----------------------------------------------------------------------------------------------------------

All share award amounts shown in this Summary Compensation Table and footnotes have been adjusted for the two-for-one stock dividend in November 2000.

(1) None of the five officers received perquisites or other personal benefits exceeding the lesser of $50,000 or 10% of salary and bonus during the years 1999, 2000 and 2001.

(2) Except for certain grants of restricted stock to Mr. Papada which are described in notes 6 and 7 below, disclosure for fiscal year 2001 represents grants of restricted stock to the named executive officers in August 2001 based on past performance. These shares will vest in August 2004 provided the officer is an employee on such date. At December 28, 2001, the total shares held under Technitrol's restricted stock plans and the value of those shares (based on a closing market price of $28.35 for our common stock on the New York Stock Exchange on that date) were:

                                                          SHARES     VALUE
                                                          ------   ----------
Mr. Papada..............................................  73,200   $2,075,220
Mr. Kowalski............................................  15,880      450,198
Mr. Thorp...............................................   9,030      256,000
Mr. Lacey...............................................   4,450      126,157
Mr. Moyer...............................................   6,700      189,945

     Dividends were paid on shares held under the restricted stock plans at the same rate paid to all shareholders.

(3) The value of restricted stock was calculated by multiplying the closing market price of our common stock on the New York Stock Exchange on the date of grant by the number of shares awarded. The price and number of shares were adjusted for the November 27, 2000 two for one stock dividend.

(4) Amounts include cash received upon the grant or vesting of restricted stock plan awards as provided for under the restricted stock plans, Technitrol's contribution under 401(k) Retirement Savings Plans, and term life insurance premiums paid. The detailed amounts for 2001 are shown below:

                                              CASH UNDER
                                              RESTRICTED                  TERM LIFE
                                              STOCK PLANS   401(K) PLAN   INSURANCE
                                              -----------   -----------   ---------
Mr. Papada..................................   $    -0-       $ 6,800       $414
Mr. Kowalski................................    137,913        10,200         60
Mr. Thorp...................................     88,604         6,800        270
Mr. Lacey...................................     35,292         6,800        774
Mr. Moyer...................................     59,988         6,800        162

(5) Mr. Papada's employment with Technitrol began on July 1, 1999 at a salary of $500,000 a year (payable for the remaining six months of 1999). In addition, Mr. Papada was paid $215,000 for the period January 1, 1999 to June 30, 1999.

(6) In 1999, Mr. Papada was awarded 40,000 shares of restricted stock under the Restricted Stock Plan II subject to the achievement of agreed upon performance goals, which were achieved on December 31, 2000. These shares vest on March 31, 2002. In addition, on July 28, 1999, Mr. Papada was awarded 3,200 shares of restricted stock under the Restricted Stock Plan II which vest on July 28, 2002 provided he is an employee on such date.

(7) In 2000, Mr. Papada was awarded 30,000 shares of restricted stock under the Restricted Stock Plan II subject to the achievement of agreed upon performance goals. On June 27, 2001, the Executive Compensation Committee determined that Mr. Papada achieved some of the performance goals related to this grant but did not achieve others and as such earned 10,000 shares (which will vest on March 31, 2003). Mr. Papada forfeited the remaining 20,000 shares. These forfeited shares had a value on the date of grant of $445,000. On October 24, 2001, in recognition of Mr. Papada's achievement of various restructuring, reorganizing, expense management and cost reduction goals, the Executive Compensation Committee awarded Mr. Papada 20,000 shares of restricted stock under the Restricted Stock Plan II, effective October 24, 2001. Such shares vested on October 24, 2001 but will be forfeited if Mr. Papada is not an employee on October 23, 2002. The value of this restricted stock award at the date of grant was $521,600.

RETIREMENT PLAN

     We have a defined benefit pension plan for employees who are not covered by a subsidiary's defined contribution plan or collectively bargained retirement benefits (other than employees who are members of local 2290 IBEW). We generally make annual contributions to the plan based upon actuarial calculations and the salary of each participant. The amounts received depend on the employee's final average salary and years of credited service. The final average salary is the highest average base salary over three consecutive years during the ten year period prior to the date of retirement.

     Effective January 1, 2002, we amended and restated our supplemental retirement plan which supplements the benefits of any employee who participates in our Executive Short-Term Incentive Plan and other employees designated by our board of directors. The benefits depend upon the employee's final average compensation and years of credited service. The final average compensation is the average of the employee's base salary and cash bonus (not in excess of 75% of base salary in the calendar year in which it is paid) during the highest three consecutive calendar years out of the last ten calendar years prior to termination of employment or retirement. The amended and restated supplemental plan provides for accelerated vesting of benefits and a lump sum payment in the event of a change in control.

     The following table describes the approximate annual benefits that an employee receives upon retirement at age 65 under the defined benefit pension plan and, if applicable, the amended and restated supplemental retirement plan, assuming the employee selects a single life annuity payment. The benefits are not subject to any reduction for Social Security or other amounts.

                                                            YEARS OF CREDITED SERVICE
                                               ----------------------------------------------------
FINAL AVERAGE SALARY                           15 YEARS   20 YEARS   25 YEARS   30 YEARS   35 YEARS
--------------------                           --------   --------   --------   --------   --------
150,000......................................   50,700     67,500     67,500     67,500     67,500
200,000......................................   67,500     90,000     90,000     90,000     90,000
250,000......................................   84,400    112,500    112,500    112,500    112,500
300,000......................................  101,300    135,000    135,000    135,000    135,000
350,000......................................  118,200    157,500    157,500    157,500    157,500
400,000......................................  135,000    180,000    180,000    180,000    180,000
450,000......................................  151,900    202,500    202,500    202,500    202,500
500,000......................................  168,800    225,000    225,000    225,000    225,000
550,000......................................  185,700    247,500    247,500    247,500    247,500
600,000......................................  202,500    270,000    270,000    270,000    270,000
650,000......................................  219,400    292,500    292,500    292,500    292,500
700,000......................................  236,300    315,000    315,000    315,000    315,000
750,000......................................  253,200    337,500    337,500    337,500    337,500

     Covered compensation under the defined benefit pension plan and amended and restated supplemental retirement plan of the executive officers named in the Summary Compensation Table includes salary and bonus as set forth in the Summary Compensation Table. The officers named above who participate in the defined benefit pension plan and their years of credited service are as follows:

                                                                  YEARS OF
OFFICERS                                                      CREDITED SERVICE
--------                                                      ----------------
Mr. Papada..................................................          3
Mr. Thorp...................................................         12
Mr. Lacey...................................................          4
Mr. Moyer...................................................         12

The years of credited service under the amended and restated supplemental plan for the above named officers is the same as under the defined benefit pension plan described above, with the exception of Mr. Papada, who has eighteen years of credited service under the amended and restated supplemental plan.

EXECUTIVE EMPLOYMENT ARRANGEMENTS

     Mr. Papada's amended compensation arrangement provides that he may be granted restricted stock under Restricted Stock Plan II, as follows: 26,666 shares in 2002, 26,666 shares in 2003 and 26,668 shares in 2004, which vest on March 31, 2004, March 31 2005 and March 31 2006, respectively if he achieves the performance requirements established for him annually from time to time by the board of directors. In addition to attainment of these performance goals, Mr. Papada must remain an employee of the Company until the vesting date, which is generally one year after attainment of the respective performance goals for each year.

     In the event of a change in control of the Company:

     - all restricted shares granted and not forfeited will immediately vest (irrespective of whether performance has been attained) and all of restricted stock awards not yet granted will be granted and will immediately vest; and

     - Mr. Papada will be paid two years base salary, a cash bonus equal to the maximum amount then allowed by the executive incentive plan and certain amounts for federal and state taxes due as a result of such payments and awards of stock.

     Mr. Papada is eligible to receive benefits under our amended and restated supplemental retirement plan which is described above under the heading "Retirement Plan." The Company has also agreed that notwithstanding anything to the contrary in the Plan, in the event of a change in control of the Company, the Company will pay Mr. Papada the benefits he has accrued under the Plan as of the date on which the change of control occurs and an amount that is sufficient to reimburse him for federal, state and local taxes due as a result of such payments under the Plan.

COMPENSATION OF NON-EMPLOYEE DIRECTORS

     We pay our non-employee directors (that is, all of our directors except Mr. Papada who is the only employee director) an annual cash retainer of $16,000. Committee chairmen are paid an additional $2,000. Non-employee directors also receive $2,000 for each board meeting that they attend and $750 for each committee meeting that they attend. In addition, each non-employee director receives a grant of our common stock in May of each year with a market value at the time of grant of $25,000 under the Technitrol, Inc. Board of Directors Stock Plan. The directors may defer all or part of their fees and stock grants. Deferred cash fees accrue interest.

     Our compensation of non-employee directors is based on an extensive review of director compensation paid by companies of similar size to ours. It is designed to be competitive, highly performance-oriented, and linked to your interests as shareholders. Stock grants are taxable to the director when received.

BOARD STOCK OWNERSHIP

     Our directors adopted a number of policies and procedures to strengthen their independence and to improve their ability to maximize the Company's value to you as shareholders. These policies include:

          (1) the establishment of a board comprised exclusively of non-employee directors, except for the Chief Executive Officer, and

          (2) the requirement that all directors invest a substantial portion of their fees in our common stock until the market value of their personal investment is $100,000. We believe that $100,000 represents a sufficient interest in the Company. To achieve this goal, a director must invest at least one year's total cash director's fees in stock every three years until the $100,000 obligation is satisfied. The policy does not require any further investment after a director's personal investment reaches $100,000 regardless of the fluctuation in share value thereafter. However, directors are encouraged to buy additional shares from time to time as their personal financial position allows. Shares issued under the Board of Directors Stock Plan do not count in achieving the ownership obligation of $100,000.

      REPORT OF EXECUTIVE COMPENSATION COMMITTEE ON COMPENSATION POLICIES

     The Executive Compensation Committee administers our executive compensation program. All issues regarding executive compensation -- base salary, cash bonus, long-term incentives and executive benefit programs -- are reviewed and approved by the committee and in the case of the CEO's compensation, it makes recommendations to the full board for its approval.

COMPENSATION PHILOSOPHY

     The purpose of our executive compensation plan is to retain and attract the talent required for the continued and successful growth of our Company, while clearly linking incentive compensation to Company and segment performance; and therefore, shareholder value. The plan reflects a performance-based approach to executive compensation. The elements of our executive program include: base salary, annual cash bonus and long-term incentives. This mix of elements weights the cash bonus and long-term elements more heavily than base salary in the total compensation package, putting a greater share of total compensation "at risk." Cash bonuses are structured so that payouts begin modestly but escalate significantly as performance exceeds stated objectives. The committee adopted this philosophy in mid-1999. The committee believes that the executive compensation program has been successful in retaining key executives. Since 1999 we have retained 90% of the executives participating in the executive compensation program.

     As noted above, the Company's compensation policy is primarily based upon the practice of pay-for-performance. Section 162(m) of the Internal Revenue Code imposes a limitation on the deductibility of nonperformance-based compensation in excess of $1 million paid to certain executive officers. The committee currently believes that the Company should be able to continue to manage its executive compensation program for its executive officers so as to preserve the related federal income tax deductions, although individual exceptions may occur.

     In the fourth quarter of 2001, the committee asked William M. Mercer and Company, the Company's benefit and compensation advisor, to review and compare our short-term and long-term incentive plans to new and emerging trends in compensation plan design. In January 2002, Mercer delivered a report on its findings to our board. Mercer concluded that our plans, which are weighted more heavily to sizeable awards of restricted stock and cash bonuses linked to performance, reinforce an entrepreneurial approach, promote long-term ownership of Company stock and are cohesively and properly aligned with shareholder interests. Mercer also concluded, and the committee believes, that the short-term and long-term plans are competitive and align the interests of our executives with the interests of our shareholders.

REVIEW OF BASE SALARY AND TOTAL COMPENSATION FOR EXECUTIVES

     Base salary is one of the three compensation elements for executives. The other two -- cash bonus awards paid quarterly if earned (based on agreed upon financial objectives) and long-term incentives -- are weighted more heavily and give the total compensation package more leverage by tying awards to performance.

     In December 2000, the committee approved an average base salary increase of 4.5% for the five most highly compensated executives of the Company. At its December 2001 meeting, the committee decided not to increase base salaries for such executives for the first half of 2002.

SHORT-TERM INCENTIVE PLAN

     In mid-1999, the committee adopted and the board approved, a Short-Term Incentive Plan, which we refer to as the STIP. The STIP is designed to provide cash bonuses to our most senior managers based on quarterly performance but only if they attain annually established economic profit (EP), net operating profit
(NOP) and earnings per share (EPS) objectives established by the board of directors. In 2001, twenty persons were eligible to participate in the STIP, seven at the corporate office, seven in the Electronic Components Segment (ECS) and six in the Electrical Contact Products Segment (ECPS). The STIP, with its quarterly payment features and group award format, is intended to create a strong communal focus among participating executives on meeting their performance objectives on a quarterly basis and creating and fostering the teamwork necessary to do so. The committee believes that these criteria and the objectives relating to each are those which are most closely aligned with the creation of shareholder value.

     EP is the after-tax operating income of the relevant segment or the entire Company less the imputed cost of capital applicable to the relevant segment or the Company as a whole. Some companies refer to this as EVA. This goal stresses maximum asset utilization, operating profit and careful tax planning. Each of our segments and the Company as a whole has its own independently calculated cost of capital. NOP represents earnings before interest, taxes and other non-operating items of the relevant segment or the Company as a whole but, as used in the STIP, includes amortization of intangibles, stock based compensation expenses and the cost of STIP payments. This results in making the STIP payment, in effect, self-funding. That is, the EP and NOP goals must be met after deducting the cost of any STIP payment. EPS reflects the net after tax profit of the Company as a whole on a per share basis. The STIP provides that the committee may change the weighting given to EP, NOP and EPS and may, where it deems appropriate, substitute other performance metrics. To date, no metrics other than EP, NOP and EPS have been used.

     In late 2000, the committee, in consultation with the CEO, established quarterly EP and NOP targets for our two segments and EP and EPS targets for the corporate STIP participants for 2001. In fact, 2001 proved to be a dismal year for our ECS and the last three quarters of 2001 proved to be equally dismal for our ECPS. While in each case, the results delivered by the executives of our segments and the Company equaled or exceeded those of their peer companies, nevertheless the agreed-upon EP, NOP and EPS targets were not met (and given the economy generally could not have possibly been met). Therefore, no executive in the ECS or corporate office earned any STIP in 2001. However, executives in the ECPS achieved target performance for EP and NOP in the first quarter of 2001 and earned a small cash award. This was the only short-term incentive award paid in 2001 throughout the Company.

     The Committee believes that in paying no cash incentives in 2001, the STIP worked in accordance with its design characteristics and aligned poor shareholder returns with the elimination of all short term incentives. Although our executives worked very hard to reduce expenses and increase cash flow under extraordinarily difficult business conditions, they did not meet their 2001 business plan and so earned nothing. Once targets are established the STIP does not allow for modification based on external economic events or conditions.

LONG-TERM INCENTIVES

     In February 2001, the committee pursuant to its authority under the our Incentive Compensation Plan adopted the Technitrol 2001 Stock Option Plan. The committee approved restricted stock and stock option awards in June, 2001. Awards under both incentive plans were deferred until mid-year to permit shareholder approval of amendments to the Company's Incentive Compensation Plan and Restricted Stock Plan II, which approval was obtained in May, 2001.

     In recognition of (i) the significant effort of our executives in 2001 to provide shareholders with the best possible management during an unprecedented and sustained downturn in the Company's markets, (ii) the multiple and complex executive actions to effectuate massive cost cuts on a global basis in order to protect shareholder value and to enhance the Company's future prospects, and
(iii) the fact that no cash bonus awards were made in 2001 to the ECS executives and the corporate executives and only a small cash award in the first quarter of 2001 was made to executives of the ECPS, the committee believed that proper deployment and constructive use of long term equity incentives under the Company's Restricted Stock Plan II and 2001 Stock Option Plan would maximize employee retention goals and ensure that the Company has the requisite mix of talent for its current and future business priorities.

     Accordingly, in 2001 twenty executives (except Mr. Papada, our CEO, whose restricted stock awards are governed by his compensation arrangement) received various awards of restricted stock aggregating 56,542 shares. The committee believes that the number of shares of restricted stock awarded to the Company's executives was modest in amount and was within the quantities awarded by companies similarly situated.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

     In determining the total compensation for Mr. Papada, our Chairman of the Board and Chief Executive Officer, the committee used the same criteria described above. In late 2000, the committee reviewed Mr. Papada's financial performance goals (NOP, EP and EPS and certain other operating objectives) for 2001, approved them and recommended them to the board of directors for its approval. His performance plan was specific and measurable and contained specific quarterly targets for EP and EPS. The committee reviewed the Company's performance against these targets. For the reasons described above in this report under the headings "Review of Base Salary and Total Compensation for Executives" and "Short Term Incentive Plan" (including failure to achieve performance goals measured by EP, NOP and EPS due to unprecedented and unforeseeable poor market conditions), and consistent with our "pay for performance" philosophy and treatment of our other executives, Mr. Papada received no short-term cash awards in 2001 and no increase in base salary for the first half of 2002. This effectively reduced his cash compensation by 70% year over year from 2000 to 2001. While the committee believes that Mr. Papada did an excellent job as CEO in 2001, the STIP does not allow for payments unless the specific NOP, EP and/or EPS goals under the STIP are met.

     The CEO's long-term awards of restricted stock under the Company's Restricted Stock Plan II until 2004 are governed by his compensation arrangement with the Company which is described above under the heading "Executive Employment Arrangements."

     Accordingly, in 2000, the Committee awarded Mr. Papada 30,000 shares of restricted stock, subject to achievement of specific performance goals to be measured as of December 31, 2001. At its June 27, 2001 meeting, the committee determined that Mr. Papada partially achieved certain of these performance goals but that, given the market conditions which then existed and which would surely continue to exist throughout 2001, it would be impossible for him to achieve the remaining goals. In addition, the committee recognized that Mr. Papada attained the objective of significantly reducing operating expenses and costs to compensate for the unprecedented difficulties facing the markets in which the Company competes. The committee believes that his efforts were critical in significantly enhancing free cash flow in this period and will better position the Company for the eventual upturn in customer demand. Accordingly, the committee allowed Mr. Papada to retain 10,000 shares of the 30,000 restricted stock award, but required him to forfeit the remaining 20,000 shares. At the same time, the committee established new goals based on further enhancing cash flow, further reducing fixed and variable expenses, undertaking additional reorganizing and restructuring activities in both segments and other continued cost reduction programs.

     At its October 24, 2001 meeting, the committee reviewed all of the cash flow, cost cutting, expense reduction, plant consolidation and restructuring goals which had been established by the committee in June. In recognition of Mr. Papada's achievement of these goals and successful execution of these plans, as well as the speed of his execution which the committee believed had a material positive effect on the Company's business performance in 2001, the committee decided to make a special award of 20,000 shares of restricted stock to Mr. Papada under Restricted Stock Plan II. These shares vested on October 24, 2001 but Mr. Papada must forfeit them if he is not employed by the Company on October 23, 2002. The board of directors approved this award.

     We believe that Mr. Papada's overall compensation in 2001 (including a 70% year-over-year reduction in cash compensation) was fair and reasonable in the context of the Company's performance, the performance of other companies similarly situated, his individual performance and relevant, prevailing trends for executive compensation.

                                          Executive Compensation Committee

                                          John E. Burrows, Chairman
                                          Rajiv L. Gupta
                                          Edward M. Mazze

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     John E. Burrows, Rajiv L. Gupta and Edward M. Mazze are the current members of the Executive Compensation Committee. None of the members of the Executive Compensation Committee are currently or were during 2001 employees of Technitrol or any of its subsidiaries.

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN

     The following graph and table compare the growth in value of $100 investments made on December 31, 1996 (with all subsequent dividends reinvested) in Technitrol, the Russell 2000(R) Index and the Dow Jones Electrical Components & Equipment Industry Group Index over the five-year period between December 31, 1996 and December 28, 2001.

                                     Graph

--------------------------------------------------------------------------------
                        1996      1997      1998      1999      2000      2001
--------------------------------------------------------------------------------
 Technitrol            100.00    157.63    168.79    237.60    440.82    297.36
 Russell 2000(R)
  Index                100.00    122.36    119.25    144.60    140.23    143.71
 Dow Jones
  Electronical         100.00    113.58    127.12    187.34    126.43     89.23
 Components &
  Equipment
 Industry Group
  Index

                            SHAREHOLDERS' PROPOSALS

     Our Corporate Secretary must receive shareholders' proposals by November 27, 2002 to be included in the proxy statement for our annual meeting in 2003. The proxies that we obtain may be voted in our discretion when a shareholder proposal is raised at the annual meeting, unless the Company received notice of the shareholder proposal by February 10, 2003. We will communicate any change to these dates to our shareholders.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires officers and directors and persons who own more than 10 percent of our shares outstanding to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors, and ten-percent holders must furnish us with copies of all forms that they file.

     Based on a review of the copies of these forms that have been provided to us, or written representation that no forms were required, we believe that there were no late filings in 2001.

                                          By order of the board of directors,

                                          [DREW A. MOYER SIGNATURE]
                                          Drew A. Moyer
                                          Corporate Secretary

March 27, 2002

[X] PLEASE MARK VOTES AS IN THIS EXAMPLE

                           2002 ANNUAL MEETING PROXY
               THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

     The person signing below appoints Drew A. Moyer and James M. Papada, III as proxies and attorneys-in-fact. Each has the power of substitution. They are authorized to represent and to vote all the shares of common stock of Technitrol held on the record date of March 1, 2002 by the person signing below. They shall cast the votes as designated below at the annual shareholders meeting to be held on May 22, 2002, or any adjournment thereof.

                                     COMMON

                                REVOCABLE PROXY
                                TECHNITROL, INC.

                           DIRECTORS RECOMMEND "FOR"


1. Election of Directors               WITH-  FOR ALL
   GRAHAM HUMES                 FOR    HOLD   EXCEPT
   C. MARK MEILLAR-SMITH        [ ]     [ ]     [ ]

INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, MARK "EXCEPT" AND WRITE THAT INDIVIDUAL'S NAME IN THE SPACE PROVIDED BELOW.

--------------------------------------------------------------------------------

                           DIRECTORS RECOMMEND "FOR"

2. Proposal to approve the selection of KPMG
   LLP as independent auditors for the 2002     FOR    AGAINST   ABSTAIN
   fiscal year.                                 [ ]       [ ]      [ ]

3. The Proxies are authorized to vote in their discretion on other business that comes before the meeting.

Please be sure to sign and date this Proxy in the box below.
--------------------------------------------------------------------------------
                                                                     Date

--------------------------------------------------------------------------------
Shareholder sign above        Co-holder (if any) sign above

WHEN PROPERLY EXECUTED THIS PROXY WILL BE VOTED AS DIRECTED AND IN ACCORDANCE WITH THE PROXY STATEMENT. IF NO DIRECTION IS MADE, IT WILL BE VOTED "FOR" THE ELECTION OF ALL NOMINEES, "FOR" PROPOSAL 2 AND IN ACCORDANCE WITH THE INSTRUCTIONS OF THE BOARD OF DIRECTORS ON ALL OTHER MATTERS.

  Detach above card, sign, date and mail in postage paid envelope provided.

                                TECHNITROL, INC.
--------------------------------------------------------------------------------
Please sign this Proxy exactly as your name appears on this card. When shares are held by joint tenants, both parties should sign. If you are signing as an attorney, trustee, guardian, or in another fiduciary capacity please give your full title. If a corporation must sign, please sign in full corporate name by its President or another authorized officer. If a partnership must sign, please sign in partnership name by an authorized person.

         PLEASE ACT PROMPTLY. SIGN, DATE & MAIL YOUR PROXY CARD TODAY.
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IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED
BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.

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